Exhibit 10.28

ROSETTA RESOURCES INC.

FIRST AMENDMENT TO

2005 LONG-TERM INCENTIVE PLAN

Section 13.1 is hereby amended as follows:

Delete Section 13.1 in its entirety and replace it with the following:

13.1 Vesting of Awards. Except as provided otherwise below in this Article or in an Award Agreement at the time an Award is granted or amended, notwithstanding anything to the contrary in this Plan, if a Participant’s employment or service with the Company is terminated for any reason other than death, Cause or Inability to Perform or if a Participant voluntarily terminates employment or service for Good Reason, in either case within the one-year period following a Corporate Change of Rosetta, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that:

(a) if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Participant’s termination of employment or service; or

(b) if exercise of the Award is required, the Award may be exercised in full commencing on the date of the Participant’s termination of employment or service.

In the event all outstanding Awards are replaced in connection with a Corporate Change by comparable types of awards of at least substantially equivalent value, as determined by the Committee in its sole discretion, such replacement awards shall provide for automatic acceleration or waiver as provided above in the event of a Participant’s involuntary termination of employment or service with the Company other than for Cause or voluntary termination of employment or service for Good Reason, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of this 21st day of December, 2005.

ROSETTA RESOURCES INC.

By:	/s/ B.A. Berilgen
B.A. Berilgen President and Chief Executive Officer